Exhibit 99.1

FOR IMMEDIATE RELEASE

BED BATH & BEYOND INC. REPORTS NET EARNINGS INCREASE OF 37.0% IN
FISCAL FOURTH QUARTER, 32.2% FOR FISCAL YEAR

•      Net earnings per share $.47 for quarter, $1.31 for year

•      12th Consecutive Year of Record Earnings Since 1992 IPO

•      Quarterly Net Sales Increase by 23.7%, Comparable Quarterly Store Sales by 8.1%

UNION, New Jersey, March 31, 2004 — Bed Bath & Beyond Inc. today reported net earnings of $144.2 million ($.47 per share) in the fiscal fourth quarter of 2003 ended February 28, 2004, an increase of approximately 37.0% from the $105.3 million ($.35 per share) earned in the fiscal fourth quarter of 2002.  Net sales for the fiscal fourth quarter of 2003 were $1.298 billion, an increase of approximately 23.7% from the fiscal fourth quarter of 2002.  Comparable store sales for the fiscal fourth quarter of 2003 increased by approximately 8.1%, compared with an increase of approximately 4.1% in last year’s fiscal fourth quarter.

Net earnings for fiscal 2003 totaled $399.5 million ($1.31 per share), exceeding fiscal 2002 net earnings of $302.2 million ($1.00 per share) by approximately 32.2%.  Fiscal 2003 was the 12th consecutive year of record earnings since the Company’s 1992 IPO.  Net sales for fiscal 2003 were $4.478 billion, an increase of approximately 22.2% from the prior fiscal year.  Comparable store sales for fiscal 2003 increased by approximately 6.3%, compared with an increase of approximately 7.9% in fiscal 2002.

During the fiscal fourth quarter of 2003, 6 new Bed Bath & Beyond stores were opened and one existing store was relocated.  At the end of fiscal 2003, Bed Bath & Beyond Inc. operated 575 Bed Bath & Beyond stores in 44 states and Puerto Rico, including 85 new Bed Bath & Beyond stores which began operations during the year.  Total store space of the Bed Bath & Beyond stores grew to approximately 19,353,000 square feet, an increase of approximately 2,098,000 square feet over total store space of approximately 17,255,000 square feet occupied by 490 Bed Bath & Beyond stores in 44 states and Puerto Rico operating at the end of fiscal 2002.

The accompanying consolidated financial information includes the accounts of Christmas Tree Shops, Inc. since June 19, 2003 (date of acquisition) and those of Harmon Stores, Inc. (acquired in 2002).  As of February 28, 2004, Christmas Tree Shops, Inc. operated 24 stores in 6 states, and Harmon Stores, Inc.  operated 30 stores in 3 states.

Since the beginning of the current fiscal year on February 29, 2004, 6 new Bed Bath & Beyond stores have been opened.  These openings bring the total number of Bed Bath & Beyond stores now in operation to 581 in 44 states and Puerto Rico.

Bed Bath & Beyond Inc. is a nationwide chain of retail stores.  The Company’s Bed Bath & Beyond stores sell better quality domestics merchandise and home furnishings.  The Company’s Christmas Tree Shops and Harmon Stores sell giftware and household items and health and beauty care items, respectively.  Shares of Bed Bath & Beyond Inc. are traded on NASDAQ under the symbol “BBBY” and are included in the Standard & Poor’s 500 Index, the NASDAQ-100 Index, the Fortune 500, the Forbes 500 and the Business Week 50.

This press release may contain forward-looking statements.  Many of these forward-looking statements can be identified by use of words such as may, will, expect, anticipate, estimate, assume, continue, project, plan, and similar words and phrases.  The Company’s actual results and future financial condition may differ materially from those expressed in any such forward-looking statements as a result of many factors that may be outside the Company’s control.  Such factors include, without limitation: general economic conditions, changes in the retailing environment and consumer spending habits; demographics and other macroeconomic factors that may impact the level of spending for the types of merchandise sold by the Company; unusual weather patterns; competition from existing and potential competitors; competition from other channels of distribution; pricing pressures; the ability to find suitable locations at reasonable occupancy costs to support the Company’s expansion program; and the cost of labor, merchandise and other costs and expenses.  The Company does not undertake any obligation to update its forward-looking statements.

INVESTOR CONTACTS (at 908/688-0888):

Ronald Curwin	Kenneth C. Frankel	Paula J. Marbach
Chief Financial Officer	Director of Financial	Investor Relations
and Treasurer	Planning	Ext. 4552
Ext. 4550	Ext. 4554	Fax: 908-810-8813

(Tables Follow)

BED BATH & BEYOND INC. AND SUBSIDIARIES

Consolidated Statements of Earnings

(in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	(unaudited)

	February 28,	March 1,	February 28,	March 1,
	2004	2003	2004	2003
Net sales	$1,297,928	$1,049,292	$4,477,981	$3,665,164
Cost of sales	734,576	605,666	2,601,317	2,146,617
Gross profit	563,352	443,626	1,876,664	1,518,547
Selling, general and administrative expenses	331,785	275,185	1,237,321	1,038,490
Operating profit	231,567	168,441	639,343	480,057
Interest income	2,983	2,794	10,202	11,291
Earnings before provision for income taxes	234,550	171,235	649,545	491,348
Provision for income taxes	90,302	65,926	250,075	189,169
Net earnings	$144,248	$105,309	$399,470	$302,179
Net earnings per share - Basic	$0.48	$0.36	$1.35	$1.03
Net earnings per share - Diluted	$0.47	$0.35	$1.31	$1.00

Weighted average shares outstanding - Basic	299,363	294,236	296,854	292,927
Weighted average shares outstanding - Diluted	306,394	301,833	304,690	301,147

BED BATH & BEYOND INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(in thousands)

	February 28,	March 1,
	2004	2003
Assets

Current assets:
Cash and cash equivalents	$825,015	$515,670
Short term investment securities	41,580	100,927
Merchandise inventories	1,012,334	915,671
Other current assets	90,357	62,123

Total current assets	1,969,286	1,594,391

Long term investment securities	210,788	148,005
Property and equipment, net	516,164	423,907
Goodwill	147,269	15,556
Other assets	21,516	6,983

	$2,865,023	$2,188,842

Liabilities and Shareholders’ Equity

Current liabilities:
Accounts payable	$398,650	$362,965
Accrued expenses and other current liabilities	337,039	246,198
Income taxes payable	33,845	71,008

Total current liabilities	769,534	680,171

Deferred rent and other liabilities	104,669	56,750

Total liabilities	874,203	736,921

Total shareholders’ equity	1,990,820	1,451,921

	$2,865,023	$2,188,842

BED BATH & BEYOND INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(in thousands)

	Twelve Months Ended

	February 28,	March 1,
	2004	2003
Cash Flows from Operating Activities:

Net earnings	$399,470	$302,179
Adj!ustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	84,645	74,825
Amortization of bond premium	1,185	985
Tax benefit from exercise of stock options	64,832	31,176
Deferred income taxes	(3,061)	(13,291)
(Increase) decrease in assets, net of effects of acquisitions:
Merchandise inventories	(27,058)	(145,789)
Other current assets	(2,055)	(7,927)
Other assets	5,466	190
Increase (decrease) in liabilities, net of effects of acquisitions:
Accounts payable	19,341	86,144
Accrued expenses and other current liabilities	36,628	52,891
Income taxes payable	(37,993)	20,378
Deferred rent and other liabilities	7,042	17,556

Net cash provided by operating activities	548,442	419,317

Cash Flows from Investing Activities:

Purchase of investment securities	(361,013)	(368,008)
Redemption of investment securities	357,020	170,000
Payments for acquisitions, net of cash acquired	(175,487)	(24,097)
Capital expenditures	(112,999)	(135,254)

Net cash used in investing activities	(292,479)	(357,359)

Cash Flows from Financing Activities:

Proceeds from exercise of stock options	74,597	24,216
Prepayment of acquired debt	(21,215)	—

Net cash provided by financing activities	53,382	24,216

Net increase in cash and cash equivalents	309,345	86,174

Cash and cash equivalents:
Beginning of period	515,670	429,496
End of period	$825,015	$515,670